Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

SAIA – Q1 2017 EARNINGS CONFERENCE CALL EVENT

DATE/TIME: April 28, 2017/10:00AM ET

CORPORATE PARTICIPANTS

Doug Col Saia, Inc. – Treasurer

Rick O’Dell Saia, Inc. – CEO, President and Director

Fritz Holzgrefe Saia, Inc. – CFO, VP of Finance and Secretary

CONFERENCE CALL PARTICIPANTS

Brad Delco, Stephens Inc. – Analyst

Jizong Chan, Stifel Nicolaus - Analyst

Matt Elkott, Cowen Securities LLC - Analyst

Tyler Brown, Raymond James & Associates, Inc. - Analyst

Ravi Shanker, Morgan Stanley - Analyst

Scott Group, Wolfe Research – Analyst

Todd Fowler, KeyBanc Capital Markets - Analyst

PRESENTATION

Operator

Good day, and welcome to the Saia, Inc. First Quarter 2017 Results Conference Call. At this time, I'd like to turn our conference over to Doug Col. Please go ahead, sir.

Douglas L. Col - Saia, Inc. - Treasurer

Thank you, Evan. Good morning, everyone. Welcome to Saia's First Quarter 2017 Conference Call. Hosting today's call are Rick O'Dell, Saia's President and Chief Executive Officer; and Fritz Holzgrefe, our Vice President Finance and Chief Financial Officer. Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause the actual results to differ.

Now I'm going to go ahead and turn the call over to Rick O'Dell.

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Thank you for joining us to discuss Saia's results. This morning, we announced our first quarter 2017 financial results, with first quarter diluted earnings per share of $0.44 compared to $0.42 in the first quarter last year. The EPS comparison benefited from lower effective tax rate, which Fritz will discuss in his prepared remarks in a few minutes.

Underpinning our first quarter results was the continued improvement we're making on the pricing front. First quarter LTL revenue per hundred weight increased by 7.7% compared to the first quarter of last year, marking the 27th consecutive quarter of year-over-year improvement in our reported LTL yield. The yield comparison obviously benefited from increased fuel surcharges from our customers. But, the overall LTL pricing environment remains constructive, and our average agreed-upon contractual renewals increased by 4.2% in the first quarter. It's worth noting that 321 contracts were renewed in the first quarter of this year compared to 288 in the year-ago first quarter, and it included some of our largest customers.

It's also nice to be able to report that our first quarter trends in terms of year-over-year change in shipments and tonnage remained positive for   the second quarter in a row. A few of the key operating metrics from the quarter are as follows. LTL shipments per workday rose 3.5%. LTL tonnage per workday rose 2%. Excluding the impact of the shift in Good Friday this year, LTL shipments and tonnage per workday still increased by 2.9%   and 1.3%, respectively. LTL weight per shipment fell by 1.5% to 1,101 pounds, but the revenue per LTL shipment rose by 6.1%.

Our cargo claims ratio of 0.77% improved from 0.89% in the first quarter of last year. Claims filed per day fell by 1.5%, in spite of the increase in shipments. Improvements reflect the continuous benefits we're seeing from our ongoing quality initiatives and investments in our dock tools.

Purchased transportation miles in the first quarter were 7.5% of total line-haul miles compared to 6.6% last year. The increase reflects the opportunity to use purchased transportation in certain longer-haul lanes as volumes grow.

Our maintenance group placed more than 2,350 pieces of equipment and service so far this year, including tractors, trailers and forklifts, with more than 300 of these in our new Pennsylvania and New Jersey facilities.

And finally, we continue to see fuel mileage benefit from operating a newer tractor fleet. In the first quarter, we averaged 6.7 miles per gallon compared to 6.5 miles per gallon in the first quarter of last year.

With that, I'm going to go ahead and turn the call over to Fritz Holzgrefe to review our financial results in more detail.

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Thanks, Rick, and good morning, everyone. First quarter revenue of $317 million was 9.4% higher than a year ago, benefiting from positive shipments, tonnage and yield improvement, as Rick mentioned, and also from higher fuel surcharge revenue. Fuel surcharge revenue was 39% higher than in the first quarter last year.

Operating income fell by 0.4% to $17.5 million compared to $17.6 million earned in the first quarter of 2016. We incurred roughly $800,000 in expenses in the first quarter, directly related to our planned expansion in Pennsylvania and New Jersey.

A few of the key expense items, which impacted the first quarter results were as follows:

Salary, wages and benefits rose 6.2% to $180.9 million in the first quarter, reflecting the impact of an average wage increase of 3% last year and incremental labor related to year-over-year shipment growth in the quarter.

Fuel expense in the quarter rose 33% over the last year. Though diesel prices were stable in the first quarter, the average price was approximately 25% above prior year levels.

Purchased transportation expense in the first quarter rose by 18.5% to $14.8 million and was 4.7% of revenue versus 4.3% last year.

Outside maintenance and parts expenses were down 8% in the first quarter compared to last year, as we continue to see savings associated with operating a newer fleet of tractors, trailers and forklifts. The newer tractor fleet continues to benefit fuel cost. Miles per gallon, across our fleet, increased by 3.7% in the first quarter to an average of 6.7%.

Claims and insurance expense in the first quarter increased by 12% over the prior year, driven by higher premiums and the inflationary cost of claims associated with accidents.

Depreciation and amortization expense of $20.1 million compared to $17.2 million in the prior year quarter and reflects our continued investments in tractors, trailers and forklifts.

Our effective tax rate was 31% for the first quarter of 2017 compared to 36.4% in the first quarter of 2016. The lower effective rate in the quarter is related to accounting changes for certain equity-based incentive compensation. First quarter EPS benefited by approximately $0.04 per share from this change, while last year's first quarter EPS benefited by approximately $0.01 per share from the alternative minimum fuel tax credit, which is not in place this year. For the full year, we expect our tax rate will be approximately 36%.

At March 31, 2017, total debt was $156.9 million; net debt to total capital was 24.0%. This compares to total debt of $116.4 million and net debt to total capital of 20.9% at March 31, 2016.

Net capital expenditures in the first quarter were $108.2 million, including equipment acquired with capital leases. This compares to $63.7 million of net capital expenditures in the first quarter of 2016.

For the full year of 2017, we expect net capital expenditures will be approximately $220 million, including investments in terminal infrastructure improvements as well as continued investments made to lower the age of our tractor, trailer and forklift fleets.

Now I'd like to turn the call back to Rick.

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Okay. As I mentioned in our earnings release this morning, first quarter was a very busy time for all of us at Saia. I'm very proud of our employees for maintaining their focus on serving our customers. We met our first quarter on-service goal of 98%.

Terminals to serve the markets around Pittsburgh, Philadelphia, Harrisburg and Newark are fully staffed and equipment is in position for service to kick off this Monday. The early response from customers regarding our expanding service geography has been extremely positive.

We were also pleased to announce that we've entered into an exclusive partnership with TST Overland Express to serve both companies' U.S.-Canada cross-border LTL customers. As a result of this partnership, Saia will service TST Overland's LTL freight entering the U.S., and TST Overland will service Saia's LTL freight entering Canada. The partnership will be effective on May 22. Our announced expansion into the Northeast certainly made this partnership more attractive and the timing of the arrangement should give us a nice boost to our volumes in our newest terminals.

We're excited to partner with TST Overland. Our companies share similar service goals for our customers with respect to industry-leading, damage-free, on-time shipments.

Fritz mentioned our total planned capital expenditures in 2017 are now likely to be in the $220 million range, as we were able to opportunistically acquire a terminal in Maryland, which we plan to open in the third quarter. This terminal positions us to serve Baltimore and Washington, D.C. markets. We look forward to providing a further update on our Northeast expansion on our second quarter conference call.

So in conclusion, first quarter earnings clearly reflect our investments in infrastructure, equipment and the cost associated with our Northeast expansion. But in making these investments, we believe we're uniquely positioned for growth in our industry. The combination of geographic expansion, positive shipment trends, our new cross-border partnership and our ongoing efforts to improve yields give us several opportunities to expand our revenue and create operating leverage in our business.

With these comments, we're ready to answer your questions.

QUESTIONS AND ANSWERS

Operator

Our first question comes from Todd Fowler of KeyBanc Capital Markets.

Todd Clark Fowler - KeyBanc Capital Markets Inc., Research Division - MD and Equity Research Analyst

So, second quarter is going to be a big quarter. Rick, maybe if you could talk a little bit about just how you expect things to progress post May really from a revenue standpoint to maybe a margin standpoint? Is that going to be something where, from a margin impact here in the second quarter, you're going to have more cost than what you had in the first quarter? Or now the fact that you're going to be opening the terminals, are you able to offset some of the incremental costs?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Well, a little bit of both, right? I mean, especially during the month of April, we fully staffed the terminals. People went through the training process, et cetera, without any revenue. And then we have a pipeline of revenue that we're managing for -- from a start-up perspective that will start in May - kind of depends how quickly that process comes on. But I guess, just in terms of our sequential OR trends historically have been in the 2.5 operating point from improvement in 2Q over 1Q, and we think that seems reasonable at this point in time. So we're not expecting things to -- it to be a kind of an expensive start-up or margin-impact item over 2Q. And then with some of the positive shipment trends that we're seeing, we saw kind of through the quarter, which actually improved a little bit further into April, that's a positive side.

Todd Clark Fowler - KeyBanc Capital Markets Inc., Research Division - MD and Equity Research Analyst

Okay. That's helpful, on the margin comments. So even with the cost incurred during April, you still think that you can achieve the normal sequential OR progression here in the second quarter?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Correct.

Todd Clark Fowler - KeyBanc Capital Markets Inc., Research Division - MD and Equity Research Analyst

Okay. Good. That helps. And then just a follow-up on your last point, do you have what you're experiencing here in April from what the tonnage and a shipment standpoint?

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Sure. Todd, so if you take in account adjusting for Good Friday, so tonnage through to-date is plus 6.8% versus last year, and then shipments, plus 7.8%.

Todd Clark Fowler - KeyBanc Capital Markets Inc., Research Division - MD and Equity Research Analyst

Okay. And then you talk a little bit about the -- a little bit more color on the TST Overland arrangements? I'm just curious to how do we think about either tonnage or revenue or the contribution. How that works within your model and some of the benefits that you expect to see as a result of that?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Sure. That cross-border business tends to be attractive from a pricing and yield standpoint. Obviously, it's a revenue-sharing agreement that we would have. We would expect it to have a positive impact on our revenue growth of somewhere between 1%, 1.5%-type number. And then we kind of expect there’s some common customers, and we think there'll be some further opportunities over time.

Todd Clark Fowler - KeyBanc Capital Markets Inc., Research Division - MD and Equity Research Analyst

And Rick, anything on the cost side? Or are you pretty much have the infrastructure in place to handle the cost since really just additional revenue coming through the network at this point?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Yes, just additional revenue coming through the network. Some of it's in the Northeast, right, which will help us from a start-up standpoint, but there's actually multiple interchange points. And it should give us some good incremental revenue in some of our existing terminals as well, which should have good margins.

Todd Clark Fowler - KeyBanc Capital Markets Inc., Research Division - MD and Equity Research Analyst

Okay. And then just a last one maybe for Fritz. Do you have an idea of a depreciation number for the full year at this point based on investment that you've been making?

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

No, we haven't necessarily given guidance specifically on that, but what I would say is that we're projecting to spend $220 million for the full year. Half of that is going to be equipment-related. So you've got a sort of depreciating life there, sort of 5 to 7 years of use. That's probably a reasonable proxy extending that. And then the rest is going to be sort of primarily real estate, which is longer life.

Todd Clark Fowler - KeyBanc Capital Markets Inc., Research Division - MD and Equity Research Analyst

Okay, so a ramp from where you were in 1Q, but obviously not depreciating the full $220 million?

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Yes. So we in-service -- we'll in-service our fleet expenses, or a fleet capital. A big chunk of that went on books in the first quarter and then we’ll add some more in April, a little bit in May. But then that'll essentially be in place for the balance of the year, and then we'll -- you'll see us add more real estate-related investments towards the second half of the year.

Operator

Your next question comes from Jason Seidl from Cowen and Company.

Matthew Youssef Elkott - Cowen and Company, LLC, Research Division - VP

This is Matt Elkott for Jason. Rick, I wondering if the $800,000 in expenses related to expansion, was that right in line with your expectations. Was it above, below?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

That's probably in line.

Matthew Youssef Elkott - Cowen and Company, LLC, Research Division - VP

Okay, and then my next question is on pricing. As you guys try to solidify your presence in new regions, what's your approach from pricing? Do you think this -- you think you may have to be a bit more aggressive to gain market share in the new regions?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

I don't think so. We'll be competitive looking at market type of rates. But, I mean, we're confident in our service offering to and from our existing network, and we're not going to chase the cheap regional freight in the Northeast. That's some -- some low-cost carriers are up there competing with pallet rates and what not. We're not going to play in that. We're going to leverage our existing customers' relationship and the rest of our network and sell more into the regional and longer -- I guess - longer-haul regional, interregional markets.

Matthew Youssef Elkott - Cowen and Company, LLC, Research Division - VP

Got it. And staying on expansion front here, do you have any visibility on what's next after Maryland?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

We haven't identified specifically the other site locations. We've got a strategy to kind of look at 4 to 5 terminals a year. And I think it'll be based on a combination of the most attractive geography and facility availability, which is in some markets is difficult, could push your time line out. So -- but -- I mean, there is -- obviously, there's plenty of alternatives, right? I mean, we're looking to open in the neighborhood 15-ish more terminals up there. So you could kind of -- you could skip a little geography and go into another major market, or you can open some kind of fill-in terminals in the nearby area of Pennsylvania as well.

Matthew Youssef Elkott - Cowen and Company, LLC, Research Division - VP

Got it. So the cost associated with the expansion in the Northeast, do you think that could fluctuate materially, depending on what type of terminal you acquire in the future?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

I mean, yes and no, right? I mean, if you open a bigger market, I guess, maybe has a little higher start-up cost, but you also have more incremental revenue opportunity. So it's -- and then the smaller markets are less expensive to enter, but it probably wouldn't have as much revenue impact as well. So I don't think it matters that much, one way or the other, kind of, which direction we end up going from a margin standpoint. And I think we've commented near-term margin impacts, and our projections are somewhere in that 0.5 operating point range would be kind of something maybe to use from an indication standpoint.

Operator

Your next question comes from Scott Group of Wolfe Research.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

Rick, I missed that last point. What's the 0.5 point of operating ratio? I'm just not sure what you were trying to say.

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Just potentially near-term impact of Northeast expansion.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

In terms of a drag on margins?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Right.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

And how long you think that will last?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

It's not very long, right? But then if you turn around and open 5 more in another 8 months, then you kind of have a -- the other ones are going to be -- the OR drag is going to go away, and then you may have another small drag. I mean, overall, it's a couple of quarters.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

Right. But you're including that in your point earlier that you think the sequential margins will be in line with history?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Yes, I am.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

Okay. Okay. Can you just go through the monthly tonnage numbers? And then, Fritz, your point about the 6.8% adjusting for Good Friday and Easter, is that -- are those -- were those operating days this quarter and that's why you're making that comment about adjusting for the month?  I'm not sure I follow.

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Yes. So Good Friday was in April this year, and it was in March last year. So we tried to adjust for that. So kind of normalize for the impact of that. So back out Good Friday.

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Good Friday ended up with somewhere between 50% and 60% of a normal revenue day. So it has a fairly big impact on the month, right, since it's flipped from a comp standpoint.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

But so it counts as an operating day?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Yes, it's in the number, right?

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Yes.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

Okay. Got it.

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

I mean, if we were to adjust and say, "Hey, excluding that day, right?" so you just basically pull that comp day out and take the simple average then, that's what our -- that's what the adjusted number is, right?

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

Okay. Just for the purposes of our model, do you have, I guess, the March number? And then do you have what the April would be if you didn't adjust for Good Friday?

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Yes. So take March, tonnage was, this is LTL freight, so plus 3.4% and shipments were plus 5.6%. And in April, tonnage was plus 4.3% and shipments were plus 5.4%.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

Okay, very helpful. And then just last couple of things. Once you get these 4-5 terminals, call it, running at capacity, however long that takes, what do you think they would add to the tonnage number?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Well, the initial ones are kind of bigger markets. I'd have to get you that - I don't have that in front of me - but I mean, what we basically did is we looked at what our history has been in terms of market share penetration when we've either acquired someone and then sold across our network and/or inorganic expansion, and we've kind of phased that in over a period of time. I think a round number, I guess, for the first round would be, it’s a multi-year growth rate of somewhere, I would estimate, in the 2% range.

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Yes. So we recall, our assumption around that has been, at the end of -- historically, it's -- we've gained 1% market share per year, and we've said for our own planning assumptions that in this case we get, at the end of 12 months from opening, we'd be at a 0.8% market share in the markets that we enter - so Harrisburg, Pittsburgh, Philly, Newark. And we kind of grow over time at that kind of a rate.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

Okay, okay. And then last thing, on pricing. So the pricing renewals kind of slowed a little bit to 4.2%. Obviously, still a good number, but the trend's decelerating. Should we be reading into anything? Is the pricing environment in LTL getting a little bit tougher? Is it just tougher comps? So what do you make of the 4.2%?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

It's partially a customer mix. So during the quarter, there were some of our larger customers were renewed, and they did not require a major adjustment. And then, yes -- I mean, I think, I don't know what we said. I can't remember what we've said previously. But I think, given the way the company is operating and what some of our growth opportunities are, I mean, our internal target was somewhere around 4.5%. So -- I mean, it's still pretty much in line with that. And I know we've been running a little bit over 5, but...

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

It's driven as much by mix, customer mix, quarter-to-quarter.

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Yes, we've -- and we haven't changed our philosophy or anything.

Operator

Our next question comes from David Ross from Stifel.

Jizong Chan - Stifel, Nicolaus & Company, Incorporated, Research Division - Associate

It's Bruce Chan on for Dave Ross, a couple of questions from me, if I may. You had a nice increase on the heavy-weight tonnage side, and I'm wondering if that's just an increase in the existing oil and gas business and maybe that's growing again? Or was it something else, some sort of targeted effort there?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Yes, that's some of it, and then we also tweaked and got a little more granular with some of the spot-quote pricing to fill some empty capacity. So probably those 2 items.

Jizong Chan - Stifel, Nicolaus & Company, Incorporated, Research Division - Associate

Okay, great. And then just drilling down into the Northeast expansion a little bit, I know, on the higher PT expense side, you mentioned that it was an increase in some of the longer-haul lanes. Is it possible to segment out how much of that was related to the Northeast expansion? And then what are you expecting that headwind to be for the rest of the year?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Yes, well, the Northeast expansion hasn't occurred yet, so that's not what it is. It's more if we're gaining some of that longer-haul revenue that tends to move on the rail. It tends to be what drives that.

Jizong Chan - Stifel, Nicolaus & Company, Incorporated, Research Division - Associate

Okay, great. And then as far as the new facilities are concerned, are those all owned? Are you leasing those? And if so, where do those hit on the OpEx?

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Those are the ones that we're putting -- opening with are leased. What will happen over time that we may move into purchase of facility, but to start with, they're going to be operating leases, and they would flow through our income statement in that way, in the operating expenses.

Operator

We'll take our next question from Brad Delco from Stephens.

Albert Brad Delco - Stephens Inc., Research Division - MD

Rick, I think you mentioned in the prior call that West Coast is now one of your bigger regions, and it seems like that area was particularly hit by weather. The question I'm asking, you're posting some of the best yields in the industry and the incremental margins weren't really there this quarter, I was curious was there a weather impact or something that will help us quantify what happened on the cost side?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

No. I mean, if you look at -- there's a few -- 3 items kind of that are up quite a bit year-over-year. Depreciation was up $2.8 million, and again -- I mean, that's increase in infrastructure costs and our fleet. Part of that is to kind of prepare for the growth. Obviously, you have to have that ahead of the opportunities. Our BIPD insurance was up about $1.2 million. So that was a bit of a headwind. And then you had the $800,000 of cost from the Northeast expansion. So I mean, you can't exclude those things, but at the same time, obviously, part of that reflects an investment in our fleet on the depreciation side, and some of it is kind of upsizing our network ahead of the Northeast expansion and support some of the growth that we're seeing. But -- I mean, I don't disagree with you. I guess I was a bit disappointed in some of our absolute margins. January and February were not -- or a little bit below our expectations, and March was better. And so I think we’re -- as part of kind of what's supporting us, in spite of some incremental start-up costs that we would expect in 2Q that we'd be able to support the same type of margins.

Albert Brad Delco - Stephens Inc., Research Division - MD

Yes, that makes sense. And I was able to adjust $800 per the comments you guys made earlier, but I was curious if there were some other items, and I appreciate that additional color. And then just, Rick, can you give us some general comments about what you're seeing with your oil or energy exposure? And you think that what can attribute some of the pickup you guys are seeing from March and April to that? Or is there some other items driving that?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

I mean, we have a lot of good things going on at the company from a marketing standpoint. Our service offering is very good. Our cargo claims   ratio continues to come down. So we're getting a good reception from our customers. We've made some incremental investments inside sales to help us support our prospecting. Our field business is growing faster than our national account business. So we're seeing some benefits from that. And I think the organization has been energized by the announced Northeast expansion, and we're seeing some incremental opportunities with both field accounts as well as some of our larger accounts based on that. And then I think some of it -- the Houston region is up 10% year-over-year, so it's a little bit better than the company from a revenue standpoint. But it's is not material enough that I would say would be driving that. We have 11, we call, sales regions - 10 of them grew and 1 was flat. So it's pretty broad in kind of what we're seeing and what we're achieving as an organization.

Albert Brad Delco - Stephens Inc., Research Division - MD

That's good to hear and consistent with, I think, what others are saying as well. And Fritz, may be last one for you. If you -- I don't know if you can look at it on a terminal basis or a door basis, what does the network look like right now in terms of own doors or terminals versus lease?

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

It is roughly, what, 55% owned? 59% of the door capacity, 40% of the terminals are owned.

Operator

And our next question comes from Tyler Brown from Raymond James.

Patrick Tyler Brown - Raymond James & Associates, Inc., Research Division - Research Analyst

Rick, I'm just curious, but today, do you have an interline agreement into the Northeast with an interline partner? And I'm just curious if there is any measurable or material amount?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Yes, we do have a partner up there to provide coverage. It's not a particularly meaningful amount. So -- and they obviously -- we don't make any pickups there, so it's all on the inbound side. I mean, it's like neighborhood-ish for this 4 terminals we're opening is about 150 bills a day would be kind of our baseline, which is -- obviously isn't very much revenue per bill on that. I mean, it's split today, but it would be higher than our average. And then I think the total number would be maybe double that. So obviously, these 4 are a pretty big portion of the markets.

Patrick Tyler Brown - Raymond James & Associates, Inc., Research Division - Research Analyst

Right. Okay, that's helpful. I'm just interested in the 320 contracts that you renewed in the quarter. Was that just on existing freight? Or did those renewals include some new lanes in and out of the Northeast?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Okay. So we've put rates in place to and from the Northeast with all of our 3PLs. We've been through about our top 40 customers and then -- and field customers have submitted and provided some direct pricing to that as well. So we've been through a process and then -- I mean, that's kind of how we've identified our pipeline, right? As we put pricing in place and said, "All right, how much business do you have? And if we commit these pricing parameters, what's the business commitment?" And then we'll monitor our close rate associated with that. So I mean, we're prepared into the Northeast from a direct pricing standpoint to modify the pricing, because, obviously, when you're doing interline split, you can't price the same way as you can if you're providing direct through service.

Patrick Tyler Brown - Raymond James & Associates, Inc., Research Division - Research Analyst

Okay. And then maybe, Fritz, coming at the Northeastern expansion maybe a different way. Have you guys thought about a target OR that you're looking for on that freight as it comes in?

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

For all the new business?

Patrick Tyler Brown - Raymond James & Associates, Inc., Research Division - Research Analyst

Yes.

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Yes. I mean, obviously, it's got to be accretive to our total book of business. So we apply the same OR targets that we have for our company that we would into the Northeast. That's not a -- that's kind of a -- we've got some target costing you got to use in that case, right? So you would say, all right, what's the start-up cost? Obviously, you're not as efficient as you'd like to be, but in the end, you want to get to a place where it's accretive to the whole book of business. That's really the math for us.

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

I just wanted to comment. One of the reasons we're going there also is because it should leverage some of our -- the fixed costs that are our network and -- yes, we have -- round number is that somewhere in the 8% to 10% range. So for argument sake, right, you price it at a 90 the incremental margins to the organization would really be somewhere in the 18% to 20% range due to the opportunity that we're targeting.

Patrick Tyler Brown - Raymond James & Associates, Inc., Research Division - Research Analyst

Yes. No, that was exactly with where I was going with that. So you should be able to -- because that 90 OR or whatever you may be targeting is saddled with G&A, but in theory, that G&A just won't come on?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Right.

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Absolutely.

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

I think the other thing you'll see is -- like on the initial phase that we talked about - I've made some comments earlier about the next phase of opening 5 terminals, it's kind of interesting, right? Because today, you go up there and you do your start-up, and it's a new region for us. So we have region leadership and operation sales, regional safety person, regional HR person, regional maintenance personnel, regional claims preventions personnel, to start with 4 terminals and the revenue associated with that. So we open our next 5 terminals -- I'm not adding that overhead, right, I just have the facility, operational cost. And then I think it's also interesting, we'll have to see, it's a little bit difficult to model, but of the incremental business coming to and from our existing network, while you have the incremental cost in the Northeast and the incremental fixed cost, you're actually leveraging your fixed cost as well as, for instance, your pickups and delivery network. Especially on the pickup side, if you go in there and picking up 3 bills from a customer today and you give 4 or 5, I mean, there's minimal incremental cost there. So like I said, it's a little bit hard for us to model that, but we would expect the margins over a period of time, I think, are incremental more in that 15% to 20% range, I would say, as supposed to 7% to 10%,  right?

Patrick Tyler Brown - Raymond James & Associates, Inc., Research Division - Research Analyst

Right, yes. No, that's extremely, extremely helpful color. And then the last one here, Doug, just a quick housekeeping item, but do you have what the end-of-period headcount was? And maybe if you can give how many people were included in the Northeastern rollout?

Douglas L. Col - Saia, Inc. - Treasurer

Yes, we haven't included the folks from the Northeastern rollout yet. I'll probably get back to you on the end-of-Q1 headcount.

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

I would just comment. Through March, I mean, we basically had the sales and operations leadership positions, meaning terminal managers, sales reps, those region personnel were kind of staffed. And then we didn't hire the hourly personnel, the line drivers, et cetera came on -- didn't come on until April.

Operator

Our next question comes from Ravi Shanker from Morgan Stanley.

Ravi Shanker - Morgan Stanley, Research Division - Executive Director

Can you just remind us what your customer end-market exposure is currently? And do you expect that to change materially with the Northeast expansion?

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Yes, we haven't broken out, Ravi, the end-market exposure, because we've got such a diverse group of business. I mean, I think that what you would see in the Northeast is going to be pretty representative of what the rest of our book of business looks like. And I think its proven true, as we've seen new customer opportunities so far, it's actually pretty similar.

Ravi Shanker - Morgan Stanley, Research Division - Executive Director

Got it. But just overall, kind of as it -- if you just look at industrial customers versus consumer-driven, kind of what's that split right now? And do you expect that to move?

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Yes, we have not broken that out typically, just because of the diverse nature of that. And typically what we've pointed to, and I think it's probably a pretty good indication, if we move a fair amount of paint and that goes through a home goods store or home improvement store, is that retail or is that industrial? So for us, that would be -- how do you break that out? It's very similar to us. So it -- I don't know how meaningful it would be.

Ravi Shanker - Morgan Stanley, Research Division - Executive Director

Okay, got it. And apologies if I missed it earlier in the call, but the average weight per shipment was down sequentially. Can you just talk about why? What the drivers were there and kind of what sends that up again?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Yes, I don't know. It's down, what, 1.5%?

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Yes.

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Yes. I mean, that's -- it's such a small number. I mean, I could -- we dissected some of our account base. I mean, we're growing a couple of specific accounts that are -- have average weight per shipment in the 600-pound range, but I mean that doesn't materially change the entire number. So I don't -- I would call it average mix change.

Frederick J. Holzgrefe - Saia, Inc. - CFO, VP of Finance and Secretary

Yes.

Operator

And we'll take a follow-up question from Scott Group of Wolfe Research.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

Just a couple of things. So I think, during one of the other questions, you mentioned something about using some more spot pricing, and I wasn't sure I followed, kind of, what you were trying to say.

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Yes. So within that over 10,000-pound segment, there is a portion of that that's more spot quote-related business. So we'll give a 12,000 pound or a pup load-type rate in some of our back-haul lanes to move for certain customers. And we actually got a little more granular with our spot quote opportunities and seen some incremental closure rate on this. It's not a lot of business, but it had some impact. And then in between that and the oilfield picking back up, I think, are probably the 2 biggest factors in that.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

And does that increase spot? Does that help or hurt your rev per hundred weight going forward?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

That's just in the over 10,000 pounds. So we -- it would impact our total weight per shipment, but we break that out separately and quote LTL revenue per hundred weights, kind of, as our focus from a yield management standpoint.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

Rick, what do you think -- exclude fuel, why do you think yields were up in the quarter?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

And so if you exclude fuel and adjust for weight per shipment, length and all, we have a theoretical model that we use for that in some of progression analysis, and our numbers show it's up about 4%.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

Okay. And then -- I mean, last quarter, you talked about your thought that you'd have full year margin improvement in 2017, down a little bit first quarter, I think second quarter kind of staying flattish. Do you still think you'll get full year margin improvement this year?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Yes, I think -- okay, so we said that our sequential quarterly improvement from 1Q to 2Q would be 2.5 operating points?

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

Yes.

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Yes, that's a pretty meaningful increase over prior year.

Scott H. Group - Wolfe Research, LLC - MD and Senior Transportation Analyst

That's right. Okay. And so I guess, because of that you think you'll get full year OR improvement, you still feel good about that?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

Right.

Operator

And we'll take our next question from David Ross of Stifel.

Jizong Chan - Stifel, Nicolaus & Company, Incorporated, Research Division - Associate

It's Bruce Chan again. Just a quick follow-up on the fuel comment. I know you talked about fuel being up on the cost side and maybe I missed this. But with the fuel surcharge, did it end up being a net positive or a net negative in the quarter for OR?

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

It was bit of -- it was a modest positive.

Operator

And there appear to be no other questions at this time.

Richard D. O'Dell - Saia, Inc. - CEO, President and Director

All right. Well, as I commented, the entire organization is very energized by our expansion into the Northeast, and we look forward to giving you guys an update on the next call.  Thanks.

Operator

And this does conclude our presentation for today. Thank you for your participation. You may disconnect.